Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2013, with respect to the consolidated financial statements of U.S. Concrete, Inc. and the combined financial statements of Bode Gravel Co. and Bode Concrete LLC contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."
/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2013